Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. APPOINTS GREG HENSLEE AND DANA PERLMAN TO ITS BOARD OF DIRECTORS

Springfield, MO, November 13, 2017 - O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced the addition of Greg L. Henslee and Dana Perlman to its Board of Directors (the “Board”), bringing the total number of Board members to 11, with six members designated as independent directors under the Nasdaq Stock Market rules.

Mr. Henslee, age 56, has served as the Company’s Chief Executive Officer since 2005 and has been an O’Reilly Team Member for 33 years. Mr. Henslee’s O’Reilly career began as a Parts Specialist and progressed through the roles of Assistant Store Manager, District Manager, Computer Operations Manager, Director of Computer Operations and Loss Prevention, Vice President of Store Operations, Senior Vice President, President of Merchandise, Distribution, Information Systems and Loss Prevention, Chief Executive Officer and Co-President, and Chief Executive Officer and President. As announced on February 7, 2017, in conjunction with the promotions of Greg D. Johnson and Jeff M. Shaw to the positions of Co-Presidents of the Company, Mr. Henslee stepped out of the President role but continues in the position of Chief Executive Officer. Mr. Henslee was appointed to the Board because, among his other qualifications, he possesses over 35 years of experience in the automotive aftermarket industry and 33 years of experience and expertise in the Company’s operations, strategic planning and leadership development, as well as holds leadership positions on various automotive aftermarket industry organizations and associations.

Ms. Perlman, age 37, has served as Senior Vice President, Treasurer, Business Development and Investor Relations of PVH Corp. (NYSE: PVH) (“PVH”) since 2011, where she oversees the management of accounts receivable, treasury services and capital markets, corporate communications, investor relations and crisis communications. Ms. Perlman also is responsible for business development at PVH, where she assists in corporate strategy, acquisitions and strategic projects. Prior to joining PVH, Ms. Perlman served as Director of Retail Investment Banking at Barclays Capital. Prior to her role at Barclays Capital, Ms. Perlman held positions with Lehman Brothers and Credit Suisse First Boston. Ms. Perlman earned a Bachelor’s Degree in Business Administration from The University of Michigan Ross School of Business. Ms. Perlman was appointed to the Board because, among her other qualifications, she possesses over 15 years of experience and expertise in the global retail industry and the areas of finance, investment banking, business development, acquisitions, risk management and investor communications.

David O’Reilly, Chairman of the Board for the Company, stated, “The expansion of the Company’s Board, and Mr. Henslee’s and Ms. Perlman’s appointments, are part of the Company’s long-term Board and executive management succession plans. The Company expects two of its existing Board members, Charles H. O’Reilly Jr. and Paul R. Lederer, to retire from the Board in May of 2018, the end of their current terms, consistent with the Board’s mandatory retirement age policy. Greg Johnson and Jeff Shaw, have done a fantastic job since moving into their Co-President roles earlier this year, which has allowed Mr. Henslee to focus more on the Company’s strategic direction and leadership development in addition to his operational focus. As O’Reilly’s CEO, Greg Henslee has led the Company to over 10 years of industry-leading growth. Mr. Henslee is very well respected, both internally and outside of our Company, he understands the key to O’Reilly’s long-term success has been a relentless focus on consistent, excellent customer service and his extensive automotive aftermarket knowledge and experience will be tremendous assets to the Company’s Board.”

Mr. O’Reilly continued, “We are very excited to have Dana Perlman join O’Reilly’s Board of Directors. Ms. Perlman brings extensive global retail, investment banking and business development experience to the Company. The composition of O’Reilly’s Board continues to evolve, and Ms. Perlman’s experience, expertise and skill set are welcome additions as we enhance our Board and align it to provide the governance and oversight necessary to position the Company for continued, long-term profitable growth.”

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of October 20, 2017, the Company operated 5,000 stores in 47 states.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878